EXHIBIT 10.1
Execution Copy

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
by and between
James Mahoney
and
INDYMAC BANK, F.S.B.
dated as of July 1, 2006

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AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This Amended and Restated Employment Agreement (the “Agreement”) is entered into effective as of July 1, 2006, by and between IndyMac Bank, F.S.B. (“IndyMac”) and James R. Mahoney (“Officer”) and is an amendment and restatement of the Original Employment Agreement (defined below).
W I T N E S S E T H:
     WHEREAS, IndyMac and Officer are parties to that certain Employment Agreement, effective as of the closing of the Purchase Agreement referred to therein (the “Original Employment Agreement”); and
     WHEREAS, IndyMac and Officer desire to amend and restate the Original Employment Agreement upon the terms and conditions set forth herein to extend the term thereof, and make other changes thereto, in connection with the repurchase by IndyMac of all of the Officer’s shares of common stock of Financial Freedom Senior Funding Corporation (“Financial Freedom”) which, after giving effect to such repurchase, will result in Financial Freedom becoming a direct, wholly-owned subsidiary of IndyMac;
     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Term. IndyMac agrees to employ Officer, and Officer agrees to serve IndyMac, in accordance with the terms and conditions of this Agreement, for a period commencing on July 1, 2006 and ending on June 30, 2011 (the “Initial Term”), unless Officer’s employment is earlier terminated as herein provided. At the end of the Initial Term, the term of this Agreement shall be extended automatically for additional successive periods of one-year (each such one-year renewal period, a “Renewal Term”, and all Renewal Terms and the Initial Term, collectively, the “Term”), unless, in each case, IndyMac or Officer shall have given written notice to the other at least 90 days prior to the expiration of the Initial Term or any Renewal Term, as the case may be, stating that such party has elected not to extend the Term of this Agreement.
     2. Position, Duties and Responsibilities. Officer initially shall serve as Co-Chief Executive Officer (“Co-CEO”) and Chairman of the Board (as such, the “Chairman”) of Financial Freedom from July 1, 2006 to December 31, 2006 and shall have such duties and responsibilities as are assigned to him by IndyMac, provided that such duties and responsibilities shall be commensurate with his position as Co-CEO and Chairman. Thereafter, Officer shall serve as the Chairman of Financial Freedom and shall have such duties and responsibilities as are assigned to him by IndyMac, provided that such duties and responsibilities shall be commensurate with his position as Chairman of the Board. From January 1, 2007 to December 31, 2007, the Officer shall also be available to act as a “special advisor” to the then-acting Chief Executive Officer of Financial Freedom. As used in this Agreement, the term “Employer” means IndyMac Bancorp, Inc., or any successor public company (“Public Company”), IndyMac, Financial Freedom and the subsidiaries of Financial Freedom.

     3. Outside Affiliations. During the period commencing on July 1, 2006 and ending on December 31, 2006, Officer agrees to devote Officer’s business time, attention, skill, and best efforts exclusively to the business and affairs of Employer (to the extent applicable to Financial Freedom), and from and after January 1, 2007, Officer agrees, as Chairman of Financial Freedom, to devote such business time, attention, skill and best efforts, on a non-exclusive basis, to the business and affairs of Employer (to the extent applicable to Financial Freedom ) based on such commitment of time as shall be customary and usual for the office of Chairman of a corporation. In addition, Officer agrees, during the Term, to faithfully perform such duties as may be assigned to Officer (to the extent relating to Financial Freedom and the Public Company’s interests therein), and to diligently promote the business, affairs and interests of Employer. Officer agrees to conduct himself in compliance with Employer’s Code of Business Conduct and Ethics as shall be in effect and made available in writing to Officer from time to time. Officer may sit on the board of directors of any civic, educational or charitable organization without the prior written consent of IndyMac, and from and after July 1, 2007 may serve as a director of such other companies, without the prior written consent of IndyMac so long as such activities do not interfere in any material respect with the performance of Officer’s duties and responsibilities hereunder. Notwithstanding the foregoing sentence, during the Term, Officer shall not serve as a director of a company engaged in the mortgage banking business without the prior written consent of IndyMac.
     4. Compensation and Benefits. During Officer’s employment during the Term, IndyMac (or Public Company) shall provide to Officer the following compensation and benefits; provided that, in the case of any benefit plan, Officer meets the eligibility requirements under the terms and conditions of the relevant benefit plan. All compensation paid, or benefits provided, to Officer by IndyMac (or Public Company) shall be aggregated in determining whether Officer has received the compensation and benefits described herein. For all purposes of this Agreement, for the purpose of determining Officer’s years or period of service with IndyMac or Employer or its affiliates under this Agreement in connection with the determination of the amount of or eligibility for any compensation, retirement benefits, severance benefits or other benefits provided hereunder, Officer shall be credited with all years and months of service with Employer and its affiliates and with Financial Freedom or its predecessor, Financial Freedom Holdings, Inc. (including when Financial Freedom or such predecessor was majority owned by former owners, including Lehman Brothers Bank, FSB), subject, to the extent required to comply with applicable law, to the terms and conditions of the relevant plan.
          4.1 Base Salary. During Officer’s employment during the Term, IndyMac shall pay to Officer a base salary at the annual rate set forth in Appendix A. Officer’s base salary shall be payable in equal monthly or more frequent installments as are customary under Employer’s payroll practices from time to time. IndyMac may, in its sole discretion, increase Officer’s base salary during the term of this Agreement, but IndyMac will not decrease Officer’s base salary below the amount set forth in Appendix A.
          4.2 Cash Incentive Compensation. During the Term, Officer will not be eligible to receive annual or quarterly cash bonuses pursuant to Employer’s Senior Manager Cash Incentive Plan policy, other than such cash bonuses that are payable to the Officer for the calendar year ending December 31, 2006 pursuant to and in accordance with the terms of the Original Employment Agreement; provided that Officer shall be entitled to a pro rata portion of such cash bonuses based on the number of days elapsed between January 1, 2006 and July 1, 2006 in proportion to a year of 365 days, and any such bonuses shall be paid no later than March 15, 2007.
          4.3 Equity Incentive Compensation. During the Term, Officer will not be eligible to participate in any incentive award plan or program that is maintained by Employer’s public company parent, Public Company, or that is administered pursuant to Employer’s Stock Incentive Compensation policy, other than with respect to awards granted to Officer under such plans or programs prior to the date of this Agreement; provided, however, that all such awards (including all stock options and restricted stock) that would otherwise have been awarded to the Officer pursuant to the Original Employment Agreement, or such award plan or program, for 2006 shall be awarded to the Officer (pro rata, based on the number of days elapsed between January 1, 2006 and July 1, 2006 in proportion to a year of 365 days) in accordance with the applicable provisions of the Original Employment Agreement (or program or plan), and all such awards shall vest in accordance with the provisions of the Original Employment Agreement.
          4.4 Additional Benefits. During Officer’s employment during the Term, Officer shall be entitled to paid vacation and fringe benefits in accordance with, and subject to the terms and conditions of, Employer’s policies and procedures in effect from time to time for officers of Public Company that are Executive Vice Presidents and members of the Executive Committee (“Peer Employees”). Officer shall also be eligible to enroll and participate in any health and welfare benefit (medical, dental, vision, life, disability, flexible spending accounts), stock purchase, profit-sharing, deferred compensation, or other benefit plans provided by Employer from time to time to the extent generally applicable to Peer Officers and subject to the eligibility criteria and terms and conditions of such plans. Any additional benefits above those noted above are set forth in Appendix B. This Agreement does not affect or otherwise modify the provisions of any other compensation, retirement or other benefit program or plan of Employer.
     5. Termination of Employment. The Officer’s employment with Employer is terminable as herein provided.
          5.1 Grounds for Termination. Employer may, in its sole and absolute discretion, terminate Officer’s employment on the following grounds:
               5.1.1 Disability. In the event of Officer’s inability to perform the essential functions of his position (with or without reasonable accommodation) because of illness, injury or similar incapacity (“Disability”), Officer’s employment may be terminated by Employer by giving Notice of Termination as provided in Section 8.1. For purposes of this Agreement, Officer shall not be considered to have a Disability if he is considered to be a “qualified individual with a disability” under the Americans with Disabilities Act.
               5.1.2 Death. In the event of Officer’s death during the Term (“Death”), Officer’s employment shall immediately and automatically terminate.
               5.1.3 Cause. Employer may terminate Officer’s employment by giving Notice of Termination at any time for Cause. “Cause” means, as determined by Employer:

               (i) Officer’s intentional and material failure to perform Officer’s duties with Employer (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for performance is delivered to Officer by Employer which specifically identifies the manner in which Employer believes that Officer has intentionally and materially failed to perform Officer’s duties and, if such failure is curable, has not been substantially remedied (on a prospective basis) within 30 days following receipt of such written demand; or
               (ii) Officer’s engaging in any illegal conduct (including the willful violation of any law, rule or regulation of any governmental authority, other than traffic violations), gross misconduct or gross negligence which is materially injurious to the Employer, its financial condition or its reputation;
               (iii) Officer’s engaging in any act or omission to act which constitutes (a) a conviction based upon fraud, theft, misappropriation or embezzlement, (b) regular alcohol or drug abuse, or (c) willful and material violation of Employer’s Code of Business Conduct and Ethics or other material written policies of Employer, which policies have been made known to Officer in writing. For purposes of this Section 5.1.3, no act or failure to act on the part of Officer, shall be considered “willful” unless it is done, or omitted to be done, by Officer in bad faith or without reasonable belief that Officer’s action or omission was in the best interests of Employer; or
               (iv) Entry of an order by any state or federal regulatory agency either removing Officer from Officer’s position with Employer or its affiliates or prohibiting Officer from participating in the conduct of the affairs of Employer or any of its affiliates; or
               (v) Officer’s breach of the covenants set forth in Section 6 of this Agreement, or material breach of any other provisions of this Agreement and, in each case, such breach shall have not been substantially remedied (on a prospective basis) within 30 days following written notice of such breach by IndyMac.
               5.1.4 Poor Performance. Employer may terminate Officer’s employment by giving Notice of Termination at any time for Poor Performance. “Poor Performance” means Officer’s failure to substantially perform Officer’s duties with Employer (other than any such failure resulting from incapacity due to physical or mental illness), and Officer’s inability to cure such failure to Employer’s reasonable satisfaction within 90 days following Employer’s delivery to Officer of a written demand for substantial performance which specifically identifies the manner in which Employer believes that Officer has substantially failed to perform Officer’s duties.
               5.1.5 Without Cause. Employer may, in its sole and absolute discretion, terminate Officer’s employment other than for Cause, Death, Disability, or Poor Performance (“Without Cause”) by giving Notice of Termination at any time for any reason.
               5.1.6 Resignation. Should Officer voluntarily resign Officer’s employment, either by giving Notice of Termination during the Term or otherwise (“Resignation”), Officer’s employment shall terminate immediately, unless Officer and Employer mutually agree on a later effective Termination Date.

          5.2 Benefits Upon Termination. Notwithstanding any other agreements to the contrary, the following benefits shall be the only termination benefits Officer is entitled to from Employer. In the event that Officer’s employment terminates for any reason, Officer shall be entitled to receive (i) all accrued but unpaid Base Salary and vacation benefits as of the Termination Date (“Accrued Benefits”) and (ii) any other benefits already vested as of the Termination Date under any of Employer’s applicable equity compensation, pension, retirement, medical or other welfare, cash incentive compensation, or similar plans in which Officer participated immediately prior to termination, subject to the terms and conditions of such plans (“Vested Benefits”).
               5.2.1 Disability. In the event that Officer’s employment terminates by reason of Disability, Officer shall be entitled to receive the immediate vesting, to the extent not otherwise vested, of all outstanding equity incentive awards previously granted to Officer by the Public Company (including all awards granted pursuant to the Original Employment Agreement). Officer shall also be entitled to payment of an amount equal to the product obtained by multiplying one-twelfth (1/12) of Officer’s then-current base salary, reduced by 50%, by the number of whole months remaining from the Termination Date until the end of the Term (as though such Disability shall not have occurred), with such amount being paid in approximately equal monthly installments commencing on the six-month anniversary of the Termination Date through the end of the calendar year in which the termination occurs; provided, however, that to the extent such six-month anniversary occurs after the end of the calendar year in which termination occurs, such amount shall be paid in a lump sum on such six-month anniversary date. Such amount will be reduced by the amount of any cash payments that would become due to Officer under the terms of Officer’s disability insurance or other disability benefit plan funded by Employer or Employer’s tax-qualified Defined Benefit Pension Plan during the period from the Termination Date until the end of the Term. In addition, Officer shall be entitled for a period of time through the end of the Term (as though such Disability shall not have occurred) or until Officer’s death, whichever first occurs, to reimbursement by Employer of (a) the cost of any continued coverage under Employer’s group medical insurance plan for the benefit of Officer, Officer’s spouse and dependents, if any, should he or they elect continued coverage under COBRA, provided he or they were covered under the plan immediately prior to Officer’s termination, and (b) the cost of continued coverage under Employer’s life and long-term disability plans for the benefit of Officer, should Officer elect to obtain an individual conversion policy, subject to the terms, conditions, and limitations contained in such policy. Coverage under another group plan (e.g., through a new employer) other than an individual conversion policy shall result in the immediate cessation of the reimbursement and continuation of the applicable Employer benefit plans. If and to the extent required to prevent a liability under Section 409A of the Code, Officer will pay the cost of such coverage for the first six months after the Date of Termination, and Employer will reimburse Officer for such costs on the six-month anniversary of Officer’s “separation from service” as defined in Section 409A of the Code, and such costs for the remaining period of coverage shall be paid by Employer in accordance with the applicable plan. All payments under this Section 5.2.1 shall be subject to Section 5.2.8, Section 5.2.10., Section 6, and to the additional benefit described in Section 5.2.9, if allowed by law and by this Agreement.

               5.2.2 Death. In the event of Officer’s Death, such person or persons as Officer shall have designated in writing or, in the absence of such a designation, Officer’s estate, shall be entitled to receive the immediate vesting, to the extent not otherwise vested, of all equity incentive awards previously granted to Officer by the Public Company (including all awards granted pursuant to the Original Employment Agreement). Employer shall also, within forty-five (45) days following Officer’s Death, pay to Officer’s designee or to Officer’s estate an amount equal to two times Officer’s annual base salary in effect at the time of death, and for a period of twelve (12) months following the date of Officer’s Death, reimburse such persons for the cost of any continued coverage under Employer’s group medical insurance plan for the benefit of Officer’s spouse and dependents, if any, should they elect continued coverage under COBRA, provided they were covered under the plan immediately prior to Officer’s Death. Coverage under another group plan (e.g., through a new employer) shall result in the immediate cessation of the reimbursement and continuation of the applicable Employer benefit plans. If and to the extent required to prevent a liability under Section 409A of the Code, Officer’s estate will pay the cost of such coverage for the first six months after the Date of Termination and Employer will reimburse Officer’s estate for such costs on the six-month anniversary of Officer’s “separation from service” as defined in Section 409A of the Code, and such costs for the remaining period of coverage shall be paid by Employer in accordance with the applicable plan. All payments under this Section 5.2.2 shall be subject to Section 5.2.10 and to the additional benefit described in Section 5.2.9, if allowed by law and by this Agreement.
               5.2.3 Cause. In the event of Officer’s termination for Cause, Officer shall not be entitled to any additional compensation or benefits, except as provided in Section 5.2 (including all Vested Benefits).
               5.2.4 Poor Performance. In the event of Officer’s termination for Poor Performance, the benefits payable to Officer shall depend upon Officer’s position and continuous service with Employer or its affiliates. If Officer had sixty (60) or fewer months of continuous service as of the Termination Date, Officer shall be entitled to payment of an amount equal to the lesser of (a) the product obtained by multiplying Officer’s then-current annual base salary by 0.5, or (b) the product obtained by multiplying one-twelfth (1/12) of Officer’s then-current annual base salary, reduced by 50%, by the number of whole months remaining from the Termination Date until the end of the Term (as though such termination for Poor Performance shall not have occurred). Such amount shall be paid in approximately equal monthly installments commencing on the six-month anniversary of the Termination Date through the end of the calendar year in which the termination occurs; provided, however, that to the extent such six-month anniversary occurs after the end of the calendar year in which termination occurs, such amount shall be paid in a lump sum on such six-month anniversary date.
               If Officer had more than sixty (60) months of continuous service as of the Termination Date, or if Officer is a person required to file reports pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, due to Officer’s status as a director, officer or principal stockholder of Employer or of any of its affiliates (a “Section 16 Reporting Person”), Officer shall be entitled to payment of an amount equal to the lesser of (a) Officer’s then-current annual base salary, or (b) the product obtained by multiplying one-twelfth (1/12) of Officer’s then-current annual base salary by the number of whole months remaining from the Termination Date until the end of the Term (assuming no termination for Poor Performance). Such amount shall be paid in approximately equal monthly installments commencing on the six-month anniversary of the Termination Date through the end of the calendar year in which the termination occurs; provided, however, that to the extent such six-month anniversary occurs after the end of the calendar year in which termination occurs, such amount shall be paid in a lump sum on such six-month anniversary date.
               All payments under this Section 5.2.4 shall be subject to Section 5.2.8, Section 5.2.10., Section 6, and to the additional benefit described in Section 5.2.9, if allowed by law and by this Agreement.
               5.2.5 Without Cause. In the event Officer’s employment is terminated by Employer Without Cause, Officer shall be entitled to the immediate vesting, to the extent not otherwise vested, of all equity incentive awards previously granted to Officer by the Public Company (including all awards granted pursuant to the Original Employment Agreement), but only to the extent that any such awards would, by their normal terms, vest within one (1) year of the Termination Date. Officer shall also be entitled to payment of an amount equal to the lesser of (a) the product obtained by multiplying Officer’s then-current annual base salary by 1.5, or (b) the product obtained by multiplying one-twelfth (1/12) of Officer’s then-current base salary, increased by 100%, by the number of whole months remaining from the Termination Date until the end of the Term (assuming no termination Without Cause). Such amount shall be paid in approximately equal monthly installments commencing on the six-month anniversary of the Termination Date through the end of the calendar year in which the termination occurs; provided, however, that to the extent such six-month anniversary occurs after the end of the calendar year in which termination occurs, such amount shall be paid in a lump sum on such six-month anniversary date. In addition, Officer shall be entitled for a period of twelve (12) months following the Termination Date, to reimbursement by Employer of (a) the cost of any continued coverage under Employer’s group medical insurance plan for the benefit of Officer, Officer’s spouse and dependents, if any, should he or they elect continued coverage under COBRA, provided they were covered under the plan immediately prior to Officer’s termination, and (b) the cost of continued coverage under Employer’s life and long-term disability plans for the benefit of Officer, should Officer elect to obtain an individual conversion policy, subject to the terms, conditions, and limitations contained in such policy. Coverage under another group plan (e.g., through a new employer) other than an individual conversion plan shall result in the immediate cessation of such reimbursement and continuation of the applicable Employer benefit plans. If and to the extent required to prevent a liability under Section 409A of the Code, Officer will pay the cost of such coverage for the first six months after the Date of Termination and Employer will reimburse Officer for such costs on the six-month anniversary of Officer’s “separation from service” as defined in Section 409A of the Code, and such costs for the remaining period of coverage shall be paid by Employer in accordance with the applicable plan. All payments under this Section 5.2.5 shall be subject to Section 5.2.8, Section 5.2.10., Section 6, and to the additional benefit described in Section 5.2.9, if allowed by law and by this Agreement.
               5.2.6 Resignation. In the event of Officer’s Resignation, Officer shall not be entitled to payment of any additional compensation or benefits, except as provided in Section 5.2 (including the Vested Benefits).

               5.2.7 Change in Control.
               5.2.7.1 Determination of Change in Control. For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the IndyMac Bancorp, Inc. 2002 Incentive Plan, as Amended and Restated, or if a subsequent incentive plan is adopted by the Board of Directors of the Public Company and approved by the shareholders thereof, then the definition of “Change in Control” in such subsequent plan, if applicable, shall be used for purposes of this Agreement; provided, however, that for purposes of this Agreement, “Change in Control” shall also be deemed to include (i) the sale of Financial Freedom (whether by merger, consolidation, stock sale, asset sale (in which case the sale of all, substantially all, or a significant portion, of the assets of Financial Freedom shall be deemed to constitute a sale), or otherwise) to any party (other than an entity wholly-owned, directly or indirectly, by Public Company), or (ii) the completion of an underwritten, initial public offering of any equity securities, or instruments or other rights (including options, warrants or debt instruments) convertible into or exchangeable for equity securities, of Financial Freedom.
               5.2.7.2 Effect of Change of Control. If a Change in Control should occur during the Term, and should Officer’s employment be terminated within two (2) years following the Change in Control (i) by reason of Officer’s Disability or Death, or (ii) either by Employer or its successor Without Cause, then, in lieu of any other benefits described elsewhere in this Agreement:
               (i) Employer shall pay Officer in a single severance payment on the six-month anniversary of the Termination Date an amount in cash equal to two (2) times the sum of Officer’s then-current annual base salary,
               (ii) Any unvested stock options and other equity grants shall become immediately and fully vested, and any vested options (or other incentive awards that may be exercised) shall remain exercisable until (a) the later of the fifteenth (15th) day of the third month following the date the award otherwise would have expired if the exercise period had not been extended pursuant to this provision, or December 31 of the calendar year in which the award otherwise would have expired if the exercise period had not been extended pursuant to this provision, or (b) if earlier, their full-term expiration,
               (ii) For a period of twelve (12) months following the Termination Date, Employer shall reimburse Officer for (a) the cost of any continued coverage under Employer’s group medical insurance plan for the benefit of Officer, Officer’s spouse and dependents, if any, should he or they elect continued coverage under COBRA, provided he or they were covered under the plan immediately prior to Officer’s termination, and (b) the cost of continued coverage under Employer’s life and long-term disability plans for the benefit of Officer, should Officer elect to obtain an individual conversion policy, subject to the terms, conditions, and limitations contained in such policy; provided that, if and to the extent required to prevent a liability under Section 409A of the Code, Officer will pay the cost of such coverage for the first six months after the Date of Termination and Employer will reimburse Officer for such costs on the six-month anniversary of Officer’s “separation from service” as defined in Section 409A of the Code, and such costs for the remaining period of coverage shall be paid by Employer in accordance with the applicable plan, and
               (iv) Officer shall be entitled to any Accrued Benefits and any Vested Benefits.

               Notwithstanding anything contained herein, if a Change in Control occurs and Officer’s employment with Employer is terminated prior to a Change in Control other than for Cause or Poor Performance, and if such termination of employment or event was at the request, suggestion or initiative of a third party who has taken steps reasonably calculated to effect a Change in Control, then Officer upon occurrence of the Change in Control shall be entitled to receive the payments and benefits set forth in this Section 5.2.7, in lieu of payments and benefits described elsewhere in this Agreement. All payments under this Section 5.2.7 shall be subject to Section 5.2.8, Section 5.2.10., Section 6, and to the additional benefit described in Section 5.2.9, if allowed by law and by this Agreement.
               5.2.8 Other Employment. Employer’s obligation to pay continuation benefits to Officer in the event of Officer’s termination for Disability or by Employer Without Cause or for Poor Performance, other than pursuant to Section 5.2.7, shall immediately cease in the event that Officer obtains coverage under another group plan (e.g., through a new employer), whether as an employee, independent contractor, consultant or otherwise.
               5.2.9 Excise Tax. In the event it should be determined that any payment or distribution by Employer as the result of Officer’s termination of employment, in connection with a Change in Control, on account of Poor Performance or Without Cause (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties are incurred by Officer with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Officer shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Officer of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Officer retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. In order to be eligible for this benefit, Officer must have had more than ten (10) years of continuous service to Employer or its affiliates as of the Termination Date or must immediately prior to the transaction giving rise to the Change in Control be a Section 16 Reporting Person. If the law prohibits any form of the foregoing benefit, then Employer and Officer understand and agree that this Section 5.2.9 is of no effect.
               5.2.10 Release of Claims. Employer’s obligation to pay any salary continuation benefits or other amounts, awards, or benefits which otherwise were not vested as of the date of Officer’s termination is expressly conditional upon the execution of a general release, executed by Officer, of all claims or causes of action, whether known or unknown, that Officer may have or hold against Employer including, but not limited to, any claims for breach of contract, for employment discrimination or harassment, for wrongful termination or for other tortious conduct in connection with Officer’s employment or its termination. Such release agreement shall be prepared by Employer, shall be similar to the release(s) required to be signed by Peer Officers in connection with their termination of employment, shall include an express waiver by Officer of California Civil Code section 1542, and shall be promptly provided to Officer following termination of employment. Officer shall be required to execute and return such release agreement to Employer within twenty-one (21) days following receipt of such agreement from Employer.

6. Restrictive Covenants.
          6.1 No Solicitation. During employment and for a period of eighteen (18) months after termination of employment, Officer shall not, directly or indirectly:
               6.1.1 Solicit, or cause to be solicited, any customers of Employer or Employer’s affiliates for purposes of selling any products or services competitive with those of Employer or its affiliates and with whom Officer had Material Contact in the twelve (12) months preceding termination of employment. For purposes of this Agreement, Officer shall be deemed to have “Material Contact” with a customer if (a) Officer had business dealings with the customer on Employer’s behalf, or (b) Officer was responsible for supervising or coordinating the dealings between the customer and Employer;
               6.1.2 Solicit for employment, offer, or cause to be offered employment, either on a full time, part-time or consulting basis, to any person who was employed by Employer or its affiliates on the date Officer’s employment terminated and with whom Officer had regular contact with during the course of his employment by Employer, unless Officer shall have received the prior written consent of Employer.
          6.2 Basis for Non-Solicitation Agreement. Officer understands and agrees that the non-solicitation agreement contained in Section 6.1 is necessary to Employer because Officer has access to Employer’s “Confidential Information” (as that term is defined in Section 6.3 below) and Employer wishes to protect such Confidential Information from intentional and/or inadvertent disclosure or use upon or after the termination of Officer’s employment with Employer. As consideration, Employer expressly agrees to provide Officer with Confidential Information during Officer’s employment with Employer.
          6.3 Confidentiality.
               6.3.1 Trade Secrets. “Trade Secrets” refers to information, without regard to form, that is not publicly known about Employer’s business, that Employer has made reasonable efforts to maintain as secret or confidential, and from which Employer derives economic value because it is not generally known to those who are not affiliated with Employer and who can obtain economic value from its use or disclosure. Trade Secrets include, but are not limited to, concepts, ideas, customer lists, business lists, business and strategic plans, financial data, accounting procedures, secondary marketing and hedging models, trade secrets, and computer programs and plans. This definition shall not limit any definition of “trade secrets” or any equivalent term under applicable state, local, or federal law.

               6.3.2 Confidential Information. “Confidential Information” refers to business information or data of Employer that, although not a Trade Secret, is not generally known to the public and that Employer desires and makes reasonable efforts to keep confidential. Confidential Information includes, but is not limited to, concepts, ideas, customer lists, business lists, business and strategic plans, financial data, accounting procedures, secondary marketing and hedging models, trade secrets, computer programs and plans, information related to officers, directors, employees and agents, operations materials and memoranda, personnel records and information, pricing and financial information related to the Employer and suppliers, and any information marked “Confidential” by Employer, and other proprietary information that does not rise to the level of a Trade Secret. Confidential Information does not include data or information that (i) Employer has voluntarily disclosed to the public, (ii) third parties have independently developed and disclosed to the public, (iii) otherwise enters the public domain through lawful means or through no fault of Officer, or (iv) is lawfully and rightfully disclosed to Officer following the date of this Agreement by another party without an obligation to keep the information confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under any applicable state, local or federal law.
               6.3.3 Non-Disclosure. Officer hereby acknowledges and agrees that Employer and its affiliates have developed and own valuable information described above as Trade Secrets and Confidential Information. Officer acknowledges and agrees that all such Trade Secrets and Confidential Information are valuable assets of Employer, and if developed by Officer, are developed by Officer in the course of Officer’s employment with Employer, and are the sole property of Employer. Officer agrees that Officer will not divulge or otherwise disclose to any third party, directly or indirectly, any Confidential Information or Trade Secrets, except to the extent such use or disclosure is (i) required by applicable law or in response to a lawful inquiry from a governmental or regulatory authority, (ii) lawfully obtainable from other sources, (iii) authorized by Employer or (iv) in the case of Confidential Information only, necessary or appropriate to the performance of this Agreement and in furtherance of Employer’s best interests. Officer acknowledges that this restriction on disclosure of Confidential Information is limited to the period during Officer’s employment and for eighteen (18) months thereafter. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either Employer’s rights or Officer’s obligations under any state or federal statutory or common law regarding trade secrets or unfair trade practices.
          6.4 Conditional Payment. Officer’s right to receive payments of salary continuation, benefits continuation or other non-vested compensation described in Section 5.2 is conditioned upon Officer’s full compliance in all material respects with Section 6, other than any noncompliance which is inadvertent or immaterial and does not cause material injury to Employer’s financial condition or reputation. If Officer fails to comply in all material respects with the obligations set forth in Section 6 as reasonably determined by the Chief Executive Officer, the Board of Directors of Employer, or a committee of the Board, within eighteen (18) months after Officer’s termination, then Officer shall not be entitled to any further salary continuation, benefits continuation or other non-vested compensation from Employer, but only to the extent that any such noncompliance is not inadvertent or immaterial and causes material injury to Employer’s financial condition or reputation.
     7. Reimbursement of Business Expenses. During the Term, Officer shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Officer in accordance with the policies, practices and procedures of Employer to the extent applicable generally to Peer Officers; provided that any such reimbursement shall be made no later than March 15th of the calendar year immediately following the calendar year in which such expenses were incurred.
     8. Miscellaneous.
          8.1 Notice of Termination and Termination Date. Any termination of Officer’s employment by Employer or by Officer (including any Resignation) shall be communicated by a written Notice of Termination to the other party, stating the specific termination provision in this Agreement relied upon, if any, and setting forth in reasonable detail the facts and circumstances, if applicable, claimed to provide a basis for termination. The failure by Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of Employer hereunder or preclude Employer from asserting such fact or circumstance in enforcing Employer’s rights under this Agreement. The effective date of termination (“Termination Date”) shall be (i) the date specified in the Notice of Termination, or (ii) in the event of Officer’s Death, the date of Death, or (iii) in the event of a Change in Control, either the date specified in the Notice of Termination or the last day of the Term should same not be renewed on substantially comparable terms within two (2) years following the Change in Control.
          8.2 Successorship. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns. This Agreement may not be assigned without the prior written consent of the parties, other than in connection with a merger or sale of Public Company or the sale of substantially all the assets of Public Company, or similar transaction. Notwithstanding the foregoing, Employer may, without Officer’s consent, assign, whether by assignment agreement, merger, operation of law or otherwise, this Agreement to the Public Company or to any successor of the Public Company, subject to such assignee’s express assumption of all obligations of Employer hereunder. The failure of any successor to or assignee of the Employer’s business and/or assets in such transaction to expressly assume all obligations of Employer hereunder shall be deemed a termination by the Company Without Cause.
          8.3 Notices. Any notices provided for in this Agreement shall be sent to Public Company at its corporate headquarters, Attention: General Counsel, with a copy to the Human Resources department at the same address, or to such other address as IndyMac may from time to time in writing designate, and to Officer at such address as Officer may from time to time in writing designate (or Officer’s business address of record in the absence of such designation). All notices shall be deemed to have been given two (2) business days after they have been deposited as certified mail, return receipt requested, postage paid and properly addressed to the designated address of the party to receive the notices.
          8.4 Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and it replaces and supersedes any prior agreements between the parties relating to said subject matter, including the Original Agreement; provided, however, that all provisions of Employer’s Officer Handbook and any other written personnel policies of Employer that are made available to Employer in writing shall be incorporated herein by this reference, and Officer hereby expressly acknowledges that all provisions of the Officer Handbook and other written policies are applicable to Officer’s employment relationship with

Employer, except to the extent that any such provisions directly conflict with any term contained in this Agreement; PROVIDED, FURTHER, THAT OFFICER HEREBY EXPRESSLY ACKNOWLEDGES THAT OFFICER HAS EXECUTED EMPLOYER’S STANDARD MUTUAL AGREEMENT TO ARBITRATE CLAIMS CONCURRENTLY HEREWITH, WHICH REQUIRES THAT ANY DISPUTE UNDER THIS AGREEMENT WILL BE ARBITRATED. No modifications or amendments of this Agreement shall be valid unless made in writing and signed by the parties hereto.
          8.5 Waiver. The waiver of the breach of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.
          8.6 California Law. This Agreement shall be construed and interpreted in accordance with the laws of California, without reference to its conflict of laws principles.
          8.7 Injunctive Relief. Employer and Officer acknowledge that the services Officer is obligated to render under the provisions of this Agreement are of a special, unique, unusual, extraordinary and intellectual character, which gives this Agreement peculiar value to Employer. The loss of these services cannot be reasonably or adequately compensated in damages in an action at law and it would be difficult (if not impossible) to replace these services. By reason thereof, if either party violates any of the material provisions of this Agreement, the parties shall, in addition to any other rights and remedies available under this Agreement, or under applicable law or the Mutual Agreement to Arbitrate Claims, be entitled to seek injunctive relief, as permitted by law, from an Arbitrator pursuant to Employer’s Arbitration Agreement, restraining the other from committing or continuing any violation of this Agreement. The provisions hereof shall survive the expiration, suspension or termination, for any reason, of this Agreement and shall be in addition to, and not in lieu of, any other rights and remedies available to Employer at law or in equity.
          8.8 Claims Procedures. If Officer believes that he is entitled to a payment or benefit hereunder which has not been received or which is different than that which is required by this Agreement, Officer may file a claim in writing with the administrator pursuant to Employer’s claims procedures applicable to Officer with respect to this Agreement. Employer shall provide to Officer a copy of such claims procedures separately. Utilization of the claims procedures is a condition of payment of benefits under the Agreement.
          8.9 Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.
          8.10 Regulatory Intervention. Notwithstanding anything in this Agreement to the contrary, this Agreement is subject to the following terms and conditions:
               8.10.1 If Officer is suspended and/or temporarily prohibited from participating in the conduct of Employer’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(3) and (g)(1)), Employer’s

obligations hereunder shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employer shall (i) pay Officer all or part of the compensation withheld while Employer’s contract obligations were suspended, and (ii) reinstate any of Employer’s obligations which were suspended.
               8.10.2 If Officer is removed and/or permanently prohibited from participating in the conduct of Employer’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(4) and (g)(1)), all obligations of Employer under this Agreement shall terminate as of the effective date of the order, but Officer’s vested rights (including all Accrued Benefits and Vested Benefits) shall not be affected.
               8.10.3 If Employer is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1813 (x)(1)), all obligations under this Agreement shall terminate as of the date of default, but Officer’s vested rights (including all Accrued Benefits and Vested Benefits) shall not be affected.
               8.10.4 All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of Employer, (i) by the Office of Thrift Supervision (“OTS”) at the time the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in Section 13(c) of the Federal Deposit Insurance Act (12 U.S.C. 1823 (c)); or (ii) by the OTS at the time the OTS approves a supervisory merger to resolve problems related to operation of Employer or when Employer is determined by the OTS to be in an unsafe or unsound condition. Any rights of Officer that shall have vested under this Agreement (including all Accrued Benefits and Vested Benefits) shall not be affected by such action.
               8.10.5 With regard to the provisions of this Section 8.10:
               (i) Employer agrees to use its best efforts to oppose any such notice of charges as to which there are reasonable defenses;
               (ii) In the event the notice of charges is dismissed or otherwise resolved in a manner that will permit Employer to resume its obligations to pay compensation hereunder, Employer will promptly make such payment hereunder; and
               (iii) During the period of suspension, the vested rights of the contracting parties shall not be affected except to the extent precluded by such notice.
               8.10.6 Any termination related payments made to Officer by Employer pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.
          8.11 Counsel. Employer encourages Officer to review this Agreement with his or her personal legal counsel and to take such other steps as may be necessary to fully understand the terms and conditions hereof. Each party and his, her, or its counsel, if any, have reviewed this Agreement and have been provided the opportunity to discuss this Agreement with the other party prior to its execution.

EMPLOYER:

IndyMac Bank, F.S.B.

By:		Dated:

Name: Mike Perry
Title:

EMPLOYEE:

Dated:

Name:	James R. Mahoney

APPENDIX A
Base Salary

Officer Name:	James R. Mahoney
Annual Base Rate for 7/1/06 to 6/30/07:	$1,500,000
Annual Base Rate for 7/1/07 to 6/30/08:	$1,250,000
Annual Base Rate for 7/1/08 to 6/30/09:	$1,000,000
Annual Base Rate for 7/1/09 to 6/30/11:	$500,000

APPENDIX B
Additional Benefits

Officer Name:	James R. Mahoney
IndyMac shall reimburse Officer for annual and monthly membership fees for his country club and pacific club. Such membership fees shall be reimbursed no later than March 15th of the calendar year immediately following the calendar year in which such fees were paid by Officer.